EXHIBIT 5.1

July 26, 2007

American Mortgage Acceptance Company 625 Madison Avenue, 5th Floor New York, New York 10022

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to American Mortgage Acceptance Company (the “Company”) in connection with the issuance and sale by the Company to the underwriters (the “Underwriters”) listed on Schedule I of that certain Underwriting Agreement by and among the Company and Sterne, Agee & Leach, Inc., for itself and as Representative of the other Underwriters dated as of July 24, 2007 (the “Purchase Agreement”).  Capitalized terms used herein but not otherwise defined herein have the meanings assigned to them in the Purchase Agreement.

A.     Reliance Documents.

In rendering this opinion, we have examined and relied solely upon originals or copies of the following documents (the “Reliance Documents”):

1.      The Purchase Agreement.

2.      The Prospectus Supplement filed with the Securities and Exchange Commission on July 25, 2007 (the “Prospectus”).

3.      Disclosure Package (as defined in the Purchase Agreement).

4.      Registration Statement (as defined in the Purchase Agreement).

5.      Form of Certificate used to evidence the Preferred Shares.

6.      Certificate of the Secretary of State of the Commonwealth of Massachusetts (the “State Secretary”) dated June 26, 2007, concerning the due authorization of the Company to transact business in the Commonwealth of Massachusetts and certain other matters (the “State Certificate”).

7.      Third Amended and Restated Declaration of Trust of the Company, approved by the Trustees of the Company as of June 8, 2005, certified by the Secretary of the Company (pursuant to the Secretary’s Certificate referred to below) as being the duly adopted, complete, and currently effective Declaration of Trust of the Company (the “Declaration of Trust”).

        American Mortgage Acceptance Company
        July 26, 2007

8.      Amended and Restated Bylaws of the Company, certified by the Secretary of the Company (pursuant to the Secretary’s Certificate referred to below) as being the duly adopted, complete, and currently effective Bylaws of the Company.

9.      Secretary’s Certificate of the Company dated July 26, 2007.

B.      Assumptions.

In addition to any other assumptions which may be described elsewhere in this letter, in rendering our opinions set forth herein we have assumed, without inquiry or investigation, the following:

1.      The genuineness of all signatures, including on those documents of which we have only been furnished copies, the authenticity and completeness of all documents furnished to us as originals, the conformity of copies of documents (including those received by us via electronic transmission) to the originals thereof, and the authenticity and completeness of the originals of the documents of which we have been furnished copies.

2.      The legal capacity and competency of natural persons.

3.      As to all acts undertaken by any governmental authority, or by one purporting to act in any governmental capacity, the due appointment, election, selection, incumbency, power, authority, and qualification of each such person, and the regularity, validity and legality of all actions taken by such person on behalf of such governmental authority.

4.      That all public records provided to us are accurate and complete.

5.      That, as to factual matters (including factual conclusions and characterizations and descriptions of purpose, intention or state of mind) and as to legal matters other than to the extent we have expressed opinions herein concerning such legal matter, all statements, warranties and representations made by any person (including the Company) in any of the Reliance Documents were when made, and (except to the extent relating to a specific date or changes specifically contemplated thereby) are as of the date of this opinion, accurate, true, correct and complete, and have not changed from when made, and no fact exists (including the existence of oral or written modifications, agreements, understandings or course of prior dealing, which limit, modify, define, qualify, supplement, or otherwise alter the terms, provisions, and conditions of, or relate to, the transactions contemplated by the Reliance Documents) which has not previously been disclosed to us in writing specifically in connection with our representation of the Company which, if it had been so disclosed, would require a modification to the opinions expressed in this letter.

C.      Opinions.

Based upon, and subject to, the foregoing and the final paragraphs of this letter, it is our opinion that:

        American Mortgage Acceptance Company
        July 26, 2007

1.           The Company has filed the necessary certificates required to be filed under Chapter 182 of the General Laws of the Commonwealth of Massachusetts and is duly authorized to exercise in the Commonwealth of Massachusetts all of the powers recited in the Declaration of Trust and to transact business in the Commonwealth of Massachusetts.

2.      The Preferred Shares have been duly authorized, and when the Preferred Shares have been issued and duly delivered against payment therefor as contemplated by the Purchase Agreement, the Preferred Shares will be validly issued, fully paid and nonassessable.

D.      Qualifications and Limitations.

In addition to the specific qualifications, exceptions and limitations set forth herein, we wish to point out that:

1.      We are special Massachusetts counsel to the Company and have not generally represented the Company in its business activities and are not familiar with the nature and extent of such activities, and that our engagement has been limited to such specific matters relating to Massachusetts law as to which we have been consulted by the Company.  Accordingly, other than with respect to the laws of the Commonwealth of Massachusetts, we are not generally familiar with Company’s legal affairs or the regulatory regimes to which the Company or any of its affiliates is subject.

2.      We express no opinion herein (and no opinion should be inferred from any of the opinions which we have expressed herein) as to the application of or compliance with any federal or state securities or blue sky laws or regulations (including, without limitation, any filing or notice requirements thereunder), any federal or state tax, environmental, antitrust or unfair competition laws or laws of fiduciary duty, or any of the rules and regulations promulgated thereunder, and for purposes of this opinion have assumed compliance by all parties with such laws and regulations.

3.      Our opinions are limited solely to the substantive internal laws of the Commonwealth of Massachusetts (as applied by the state courts of the Commonwealth of Massachusetts).  We have made no independent review of, and express no opinion with regard to, the laws of any jurisdiction other than the Commonwealth of Massachusetts, and we express no opinion regarding the statutes, administrative decisions, rules, regulations, ordinances or requirements of any town, city, county, municipality, subdivision, or other local authority of any jurisdiction.

4.      The opinions expressed herein are as of the date hereof, do not relate to the effect of any act, omission to act, or change in relevant laws (statutory, decisional, or otherwise) after the date hereof, and are limited to those expressly stated herein.  No other opinions are implied or should be inferred herefrom.

This opinion is solely for the benefit of the Company, and may not be used, quoted, or relied upon in whole or in part by any other, nor may copies hereof be provided to any other person without our prior written consent in each instance; provided, however, we consent to the

        American Mortgage Acceptance Company
        July 26, 2007

reliance on this opinion by Paul, Hastings, Janofsky & Walker LLP, the use of this opinion as an Exhibit to the Company’s 8-K filing, and the reference to this firm under the caption “Legal Matters” in the Prospectus as counsel to the Company for limited matters of Massachusetts law. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that hereafter may come to our attention, or any changes in law that hereafter may occur.

Very truly yours,

RIEMER & BRAUNSTEIN LLP